Exhibit 99.1
1450 Infinite Drive
Louisville, CO 80027
Tel: (303) 996-5500
Fax: (303) 996-5599
www.replidyne.com
Replidyne Announces 2006 Fourth Quarter and Year-End Earnings
Louisville, CO, February 28, 2007 — Replidyne, Inc. (Nasdaq: RDYN) today announced its financial results for the full year and fourth quarter ended December 31, 2006.
For the fourth quarter ended December 31, 2006, Replidyne reported a net loss of $9.6 million compared to a net loss of $13.1 million for the fourth quarter of 2005. For the year ended December 31, 2006, Replidyne reported a net loss of $29.2 million compared to $33.7 million for the full year 2005. Results of operations for 2006 include license and contract revenue totaling $5.4 million and $16.0 million generated in the fourth quarter of 2006 and year ended December 31, 2006, respectively, under Replidyne’s collaboration and commercialization agreement with Forest Laboratories (Forest). Replidyne reported cash, cash equivalents and short-term investments on hand totaling $125.6 million at December 31, 2006.
On February 6, 2007, Replidyne announced the termination of its February 2006 agreement with Forest. As a result, Replidyne re-acquired all rights to faropenem medoxomil (faropenem) previously granted to Forest. Under the termination provisions, Forest will cooperate with Replidyne to assure a smooth transition of the faropenem programs for a period of up to six months. No penalty fees were incurred by either party in connection with the contract termination and all amounts previously paid to Replidyne are non-refundable.
“We ended 2006 in a strong financial position from which to advance our programs and our strategy,” said Kenneth J. Collins, Replidyne’s President and CEO. “In the near term, we intend to focus our resources on gaining further regulatory clarity from the FDA for the approval of faropenem, completing our Phase II acute otitis media pediatric trial, re-initiating our Phase III adult acute exacerbation of chronic bronchitis trial and actively exploring partnering opportunities for faropenem.”
Revenue for the fourth quarter of 2006 was $5.4 million compared to no revenue in the fourth quarter of 2005. Revenue recognized in the fourth quarter of 2006 includes $1.0 million of license revenue representing the quarterly portion of the upfront and milestone payments received under the agreement with Forest and $4.4 million in contract revenue for funded activity under the agreement with Forest. For the full year 2006, revenue was $16.0 million, comprising $3.8 million of license revenue and $12.2 million for funded activity, compared to $0.4 million in 2005. Upfront and milestone payments totaling $60 million received under the agreement were being recognized as revenue on a straight line basis over approximately 14 years during 2006 in accordance with the Company’s revenue recognition policy. Funded activities represent Forest’s majority share of certain direct costs incurred to develop faropenem. Based upon notification we received from Forest on February 6, 2007 of their intent to terminate the collaboration agreement, we expect to recognize as revenue in 2007 the full $56.2 million unamortized deferred revenue balance reported on our balance sheet as of December 31, 2006.

Research and development expenses in the fourth quarter of 2006 were $13.0 million compared to $11.0 million in the corresponding quarter of 2005. Research and development expenses in the fourth quarter of 2006 include costs to advance the placebo-controlled Phase III clinical trial of faropenem among patients with acute exacerbation of chronic bronchitis and costs to complete the Phase II clinical trial of the oral liquid formulation of faropenem among pediatric patients with acute otitis media (AOM). In addition, costs were incurred to complete three separate Phase I clinical trials of REP8839 and preclinical activities targeted to Replidyne’s discovery research programs, primarily C. difficile and inhibition of DNA replication. Research and development costs were $38.3 million for the year ended December 31, 2006 compared to $29.2 million for the full year 2005.
Sales, general and administrative expenses for the fourth quarter of 2006 were $3.5 million compared to $2.3 million in the fourth quarter of 2005. The increase in these expenses in the 2006 quarter reflects additional personnel-related costs to establish commercialization and business development capabilities, obligations associated with being a public company and marketing studies for faropenem and REP8839. Full year 2006 sales, general and administrative expenses were $12.2 million compared to $5.3 million for the full year 2005.
Investment income and other in the fourth quarter of 2006 was $1.5 million compared to $0.2 million in the fourth quarter of 2005. The increase in investment income and other reported in the fourth quarter of 2006 primarily reflect higher cash and short-term investment balances available for investment in 2006. Investment income and other for the year ended December 31, 2006 was $5.2 million compared to $0.4 million for the year ended December 31, 2005 and also reflect the higher cash and short-term investment balances for the year ended December 31, 2006 partially offset by foreign currency losses of $0.4 million associated with foreign currency denominated payables in 2006.
Through July 3, 2006, Replidyne recorded dividends due to preferred stockholders of $5.4 million compared to $7.2 million in 2005. All outstanding preferred stock and accumulated dividends were converted into common stock upon closing of the initial public offering on July 3, 2006 and no preferred stock or accrued dividends were outstanding after that date.
Replidyne reported a net loss attributable to common stockholders for the fourth quarter of 2006 of $9.6 million or, a net loss of $0.36 per common share. This result compared to a net loss attributable to common stockholders of $15.7 million, or a net loss of $13.37 per common share in the fourth quarter of 2005.
For the year ended December 31, 2006, Replidyne reported a net loss attributable to common stockholders of $34.6 million, or $2.49 per common share compared to a net loss attributable to common stockholders of $40.9 million, or $39.20 per common share, for the year ended December 31, 2005.
Conference Call Information
Replidyne will host a conference call and webcast today, February 28, 2007, at 8:30 A.M. ET to discuss 2006 fourth quarter and year-end financial results and recent corporate developments. Callers may participate in the conference call by dialing 866-578-5801 (U.S. participants) or 617-213-8058 (international participants) and providing the passcode 77107627. To access the live webcast, please log on to the company’s website at www.Replidyne.com and go to the Investor Relations section.

A replay of the conference call will be available approximately one hour after the completion of the call through Wednesday, March 14, 2007 at midnight. Callers may access the replay by dialing 888-286-8010 (U.S. participants) or 617-801-6888 (international participants). The audio replay passcode is 40051824. To access a replay of the webcast, visit the Investor Relations section of the company’s website at www.Replidyne.com.
About Replidyne, Inc.
Replidyne is a biopharmaceutical company focused on discovering, developing, in-licensing and commercializing innovative anti-infective products. Replidyne’s lead product, faropenem medoxomil, is a novel oral, community antibiotic, expected to be appropriate for use as a first-line antibiotic for treatment of respiratory and skin infections in adult and pediatric patients. Replidyne’s second drug candidate, REP8839, is a topical anti-infective product in Phase I development for the treatment of skin and wound infections, including methicillin resistant S. aureus (MRSA) infections. Replidyne is also pursuing the development of other novel anti-infective products based on its in-house discovery research.
Safe Harbor
This press release contains plans, intentions, objectives, estimates and expectations that constitute forward-looking statements about Replidyne, Inc. that involve significant risks and uncertainties. Actual results could differ materially from those discussed due to a number of factors including, the success and timing of pre-clinical studies and clinical trials; the Company’s ability to obtain and maintain regulatory approval of product candidates and the labeling under any approval that may be obtained; plans to develop and commercialize product candidates; the loss of key scientific or management personnel; the size and growth of the potential markets for the Company’s product candidates and the Company’s ability to serve those markets; regulatory developments in the U.S. and foreign countries; the rate and degree of market acceptance of any future products; the accuracy of Company estimates regarding expenses, future revenues and capital requirements; the Company’s ability to obtain and maintain intellectual property protection for our product candidates; the successful development of the Company’s sales and marketing capabilities; the success of competing drugs that are or become available; and the performance of third party manufacturers. These and additional risks and uncertainties are described more fully in the Company’s Form S-1 and most recent periodic report filed with the SEC under the Securities Exchange Act of 1934. Copies of filings made with the SEC are available through the SEC’s electronic data gather analysis and retrieval system (EDGAR) at www.sec.gov. All forward-looking statements made in the press release are made as of the date hereof and the Company assumes no obligation to update the forward-looking statements in the document.

REPLIDYNE, INC.
CONDENSED BALANCE SHEETS
(In thousands)
(Unaudited)

	December 31,
	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$24,091	$4,353
Short-term investments	101,476	55,067
Receivable from Forest Laboratories	4,634	—
Notes receivable from officers	—	375
Prepaid expenses and other current assets	2,079	275

Total current assets	132,280	60,070
Property and equipment, net	3,170	3,248
Other assets	111	261

Total assets	$135,561	$63,579

LIABILITIES, PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable and accrued liabilities	$7,957	$9,154
Deferred revenue	56,176	—
Current portion of long-term debt, net of discount	—	161

Total current liabilities	64,133	9,315
Other long-term liabilities	56	81

Total liabilities	64,189	9,396

Commitments and contingencies
Preferred stock	—	136,815

Stockholders’ equity (deficit):
Common stock	27	2
Treasury stock	(2)	(2)
Deferred stock-based compensation	—	(4)
Additional paid-in capital	188,334	—
Accumulated other comprehensive (loss) income	(7)	479
Accumulated deficit	(116,980)	(83,107)

Total stockholders’ equity (deficit)	71,372	(82,632)

Total liabilities, preferred stock and stockholders’ equity (deficit)	$135,561	$63,579

REPLIDYNE, INC.
CONDENSED STATEMENTS OF OPERATIONS
(In thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
Revenue	$5,387	$—	$15,988	$441

Costs and expenses:
Research and development	13,008	10,996	38,295	29,180
Sales, general and administrative	3,511	2,264	12,187	5,329

Total costs and expenses	16,519	13,260	50,482	34,509

Loss from operations	(11,132)	(13,260)	(34,494)	(34,068)
Investment income and other, net	1,515	181	5,245	399

Net loss	(9,617)	(13,079)	(29,249)	(33,669)
Preferred stock dividends and accretion	—	(2,650)	(5,391)	(7,191)

Net loss attributable to common stockholders	$(9,617)	$(15,729)	$(34,640)	$(40,860)

Net loss attributable to common stockholders per share — basic and diluted	$(0.36)	$(13.37)	$(2.49)	$(39.20)

Weighted average shares outstanding — basic and diluted	26,519,809	1,176,694	13,908,146	1,042,388

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